Exhibit 10.17

[***]	indicates material that has been omitted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission. A complete copy of this agreement, including redacted portions so indicated, has been filed separately with the Securities and Exchange Commission.

Execution Version

CAPITAL PROJECT AGREEMENT

This Agreement (the “Agreement”), is effective May 10, 2012 (the “Effective Date”) and is made by and between Iroko Pharmaceuticals, LLC, a Delaware limited liability company, whose principal place of business is at The Navy Yard Corporate Center, One Crescent Drive, Suite 400, Philadelphia, Pennsylvania 19112 (“Iroko”) and Catalent CTS, Inc., formerly known as Aptuit, Inc., a Delaware corporation, with offices located at 10245 Hickman Mills Drive, Kansas City, MO 64137 (“Catalent”).

RECITALS

WHEREAS Iroko has proposed that Catalent become the commercial manufacturer and supplier of Iroko’s certain Nano-formulated pharmaceutical products (together, the “Products” and the “Proposal”), with such relationship between the parties to be set forth in a binding commercial term sheet on terms reasonably satisfactory to both parties and negotiated in good faith, which the parties intend to execute on or prior to June 30, 2012 (the “Term Sheet”) followed by a commercial manufacturing agreement which Iroko and Catalent also intend to negotiate in good faith subsequent to the execution of such Term Sheet (collectively, the “Commercial Manufacturing Agreements”);

WHEREAS pursuant to such Proposal, Iroko and Catalent have agreed that Catalent would commence renovations and equipment purchases at its Kansas City manufacturing facility (the “Facility”) in order to allow Catalent to perform its obligations under the Commercial Manufacturing Agreements, the scope and timelines of which are set forth on Schedule A attached hereto (the “Capital Project”);

WHEREAS, Iroko and Catalent signed an Initiation Agreement on November 3, 2011, pursuant to which Iroko paid Catalent a non-refundable amount of [***] to be applied towards the Capital Project (the “Capital Improvement Allowance”);

WHEREAS, Catalent has commenced the Capital Project and expended the full amount of the Capital Improvement Allowance in furtherance thereof;

WHEREAS, the parties desire to enter into this Agreement to set forth the basis on which Catalent will proceed with the Capital Project before the date on which the Commercial Manufacturing Agreements are executed.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Iroko and Catalent hereby agree as follows.

1.	Capital Project Acknowledgements

Iroko acknowledges that a portion of the Capital Project (which portion has an expected value of $[***]) represents the estimated cost of Facility modifications that will be required to accommodate Iroko Equipment as set forth in Schedule A that will be

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Execution Version

provided by Iroko (the “Specialty Equipment Fit Out”) solely in reliance on Iroko’s representations that it will seek in good faith to enter into the binding Commercial Manufacturing Agreements with Catalent on terms reasonably satisfactory to both parties. Catalent represents and warrants to Iroko that the Specialty Equipment Fit Out shall be used solely for the manufacture of the Products.

Iroko further acknowledges that Catalent may enter into commitments to secure equipment and contracting services as set forth in Schedule A in furtherance of the Capital Project solely in reliance on Iroko’s representations that it will seek in good faith to enter into the binding Commercial Manufacturing Agreements with Catalent on terms reasonably satisfactory to both parties. Upon a Separation Event (as defined below), Catalent may sell all Catalent Equipment as set forth in Schedule A to Iroko. Furthermore, upon the occurrence of a Separation Event (as defined below) Iroko shall reimburse Catalent for the cost of the Specialty Equipment Fit Out and reasonable cancellation fees associated with the Specialty Equipment Fit Out (collectively, “Breakage Costs”).

“Separation Event” shall mean the failure of the parties to enter into a binding commercial Term Sheet on terms reasonably satisfactory to both parties by June 30, 2012.

In addition, Catalent will transfer all the rights to, title and interest in all the Catalent Equipment as set forth in Schedule A to Iroko as long as Iroko purchases the minimum volume of Product from Catalent as agreed by the parties in the Commercial Manufacturing Agreements to be executed by the parties. In the event of such transfer of rights, title, and interest in the Catalent Equipment to Iroko in accordance with this Agreement, Catalent warrants that it shall transfer the Catalent Equipment to Iroko free of all and any lien and/or encumbrance in the Catalent Equipment.

2.	Catalent Obligations

Catalent hereby agrees to use commercially reasonable efforts to progress the Capital Project according to the scope and timelines set forth in Schedule A, [***]

Catalent shall be responsible for all Facility-related regulatory obligations and approvals where the Products are manufactured. Iroko shall be responsible for all regulatory obligations and approvals relating to the Products’ filings and approvals (excluding Catalent’s Facility related obligations as set forth above) as required to market the Products in the United States and any other jurisdictions.

Catalent’s regulatory obligations relate solely to Facility renovation and utility qualification specific for supporting Iroko’s intended commercial manufacturing process and equipment train. Catalent will be responsible for Catalent Equipment (as defined herein) installation/operational qualifications. Catalent shall, at Iroko’s request, Iroko’s

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Execution Version

cost, and with Iroko’s reasonable assistance, be responsible for Iroko Equipment (as defined herein) installation/operational qualifications. In addition, the parties acknowledge and agree that process validation necessary to establish a robust commercial manufacturing process will need to be established and agreed between the parties as soon as practicable.

As described is United States Food and Drug Administration “Guidance for Industry, Process Validation: General Principles and Practices,” conclusions about a commercial manufacturing process can only be made after the process validation protocol (“PPQ”) is fully executed and the data are fully evaluated. If process qualification is not successful (i.e., does not demonstrate that the process as designed is capable of reproducible performance at commercial scale), then it is understood by Iroko that additional design studies and qualification may be necessary.

Catalent shall not be liable to Iroko nor be deemed to have breached this Agreement for errors, delays or other consequences arising from Iroko’s failure to provide necessary documents, materials or information as agreed and/or in a timely manner. Nor will Catalent be liable to Iroko if Iroko fails to otherwise reasonably cooperate in order for Catalent to perform its obligations and any such failure by the Iroko will automatically extend any timelines affected by a time period that reasonably takes into account such failure in providing documents, materials, information or cooperation.

3.	Iroko Obligations

Upon the occurrence of a Separation Event, Iroko shall be responsible for all Breakage Costs. Within 30 days of a Separation Event, Catalent will submit its invoice to Iroko (with complete documentation of all items in the invoice) for, all Breakage Costs. Iroko shall have 15 days to reconcile its accounts. Iroko will pay each undisputed invoice issued by Catalent within [***] of the date such invoice is received by Iroko in fell. If any portion of an invoice is disputed, Iroko will pay the undisputed amounts and promptly notify Catalent in writing of the nature of the dispute, upon which the parties will use good faith efforts to reconcile the disputed amount as soon as practicable, and upon such resolution, Iroko will pay Catalent within thirty (30) days of the resolution.

In furtherance of the Capital Project, Iroko shall furnish [***] as specifically set forth in Schedule A or as mutually agreed by the parties in writing (collectively, “Iroko Equipment”). Iroko will be responsible for the costs associated with purchase, shipping, installation and qualification of Iroko Equipment to be installed at the Facility unless otherwise agreed by the parties in writing.

Iroko must provide Catalent engineering shop drawings on all Iroko Equipment within a reasonable time to support Catalent’s obligation to meet agreed timelines. Catalent, in collaboration with Iroko, shall be responsible for providing all IQOQ and qualifying all Iroko Equipment being installed.

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Execution Version

If (a) during the term of the Capital Project Iroko provides technical information and/or specifications needed by Catalent to progress the Capital Project (“Specs”), (b) Catalent takes actions and incurs costs and expenses to further the Capital Project in accordance with such Specs, and (c) the Specs are subsequently determined to have been erroneous or Iroko otherwise makes amendments to the Specs, then Iroko shall reimburse Catalent for any reasonable incremental costs and expenses incurred by Catalent to rectify/rework any impacted aspect of the Capital Project upon Catalent’s presentation of reasonable supporting documentation in a form agreed by the parties

4.	Joint Obligations

Should any technical issue arise which could not have been foreseen earlier and which results in a change to the scope, timelines or current estimated costs of the Capital Project as set forth in Schedule A, Iroko and Catalent will jointly agree on a resolution to the issue and a revision to the Capital Project and if necessary this Capital Project Agreement including Breakage Costs. Additionally, the parties further agree to use commercially reasonable efforts to identify ways in which to shorten the timelines where reasonably possible. In furtherance therefore, both parties agree to discuss, within one week of execution of the Agreement, how to achieve a shortening of the timelines. For purpose of clarity and notwithstanding the foregoing, all costs related to expedited shipment shall be at Iroko’s cost.

5.	Equipment

Catalent shall have no liability for any defects in Iroko Equipment or other inability of the Iroko Equipment to perform in accordance with the manufacturer’s specifications, except for defects and damages caused by Catalent resulting from Catalent’s negligence or wilful misconduct. Iroko acknowledges and agrees that Catalent shall be the sole and exclusive owner of all right, title and interest in any equipment or component either purchased by Catalent from third party manufacturers or paid for by Catalent pursuant to this Capital Project Agreement or the Initiation Agreement (excluding Iroko Equipment) as set forth in Schedule A (collectively, “Catalent Equipment”). Iroko shall have no liability for any defects in Catalent Equipment or other inability of the Catalent Equipment to perform in accordance with the manufacturer’s specifications. Catalent acknowledges and agrees that Iroko shall be the sole and exclusive owner of all right, title and interest in the Iroko Equipment. Catalent shall at all times maintain its Facility(ies) and the Catalent Equipment and Iroko Equipment used in the performance of services hereunder in accordance with applicable laws and registrations. Catalent shall not move the Iroko Equipment and the Catalent Equipment to any other Facility, without Iroko’s prior written consent which shall not be unreasonably withheld. The parties agree that the Iroko is entitled to file any document necessary to demonstrate and secure its ownership in Iroko Equipment, including, without limitation, a UCC-1 financing statement, and Catalent shall cooperate with Iroko, at Iroko’s sole cost and expense, in completing and filing and executing any documents necessary to demonstrate and secure Iroko’s ownership interest in the Equipment.

Execution Version

Each party shall, at its own cost and expense, obtain and maintain in full force and effect from the commencement of services hereunder and during the term of the Commercial Manufacturing Agreement the following: (A) Commercial General Liability Insurance with a per-occurrence limit of not less than $1,000,000; (B) Products and Completed Operations Liability Insurance with a per-occurrence limit of not less than $10,000,000; (C) Workers’ Compensation Insurance with statutory limits and Employers Liability Insurance with limits of not less than $1,000,000 per accident; and (D) All Risk Property Insurance, including transit coverage, in an amount equal to the full replacement value of its property while in, or in transit to, a Catalent facility as required under this Agreement. Each party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP net worth is greater than $100 million or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than $75 million. Each required insurance policy, other than self-insurance, shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII. If any of the required policies of insurance are written on a claims made basis, such policies shall be maintained throughout the term and for a period of at least 3 years thereafter. Each party shall obtain a waiver of subrogation clause from its property insurance carriers in favor of the other party. Each party shall be named as an additional insured within the other party’s products liability insurance policies; provided, that such additional insured status will apply solely to the extent of the insured party’s indemnity obligations under this Agreement. Such waivers of subrogation and additional insured status obligations will operate the same whether insurance is carried through third parties or self-insured. Upon the other party’s written request from time to time, each party shall promptly furnish to the other party a certificate of insurance or other evidence of the required insurance.

6.	Term and Termination

This Agreement shall commence on the Effective Date and remain valid until either (i) the occurrence of a Separation Event and the fulfilment by each party of its related obligations thereafter or (ii) execution of a binding Term Sheet by June 30, 2012 (or other date as agreed by the. parties in writing).

7.	Assignment

Catalent shall have the right to assign this Agreement, in whole or in part, with the written consent of Iroko, to any of its affiliates or in connection with a merger, consolidation, license or sale of substantially all of its assets to which this Agreement relates or other equivalent transaction. Iroko shall have the right to assign this Agreement, in whole or in part, without the written consent of Catalent, to any of its affiliates or in connection with a merger, consolidation, license or sale of substantially all of its assets or Products to which this Agreement relates or other similar transaction and in all events such assignee, licensee, or purchaser shall be bound by Iroko’s obligations hereunder.

Execution Version

8.	Applicable laws

This Agreement will be governed by the laws of the Commonwealth of Pennsylvania, without consideration to its conflicts of laws provisions. Further, the parties agree to submit to the exclusive jurisdiction of the federal and state courts in the Commonwealth of Pennsylvania.

9.	NEITHER PARTY SHALL HAVE ANY LIABILITY HEREUNDER FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR BUSINESS OPPORTUNITIES, WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.	This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

Execution Version

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto through their duly authorised officers on the date(s) set forth below.

Catalent CTS, Inc.		Iroko Pharmaceuticals, LLC

Signature:		Signature:

Name:	Scott Houlton	Name:	Fred Krieger

Title:	President, Development & Clinical	Title:	CFO

Date:	10-May-2012	Date:	5/10/12

Execution Version

Schedule A

Scope and Timing

Facility Modifications for Specialty Equipment Fit Out — Iroko Equipment

Scope: The scope is outlined in documents “Drawings — Bid Documents Phase 1” and “Scope of Work — Bid Documents Phase 1” provided to Iroko January 5, 2012, which outlines the facility modifications of [***] to support the Iroko Equipment. The Iroko Equipment shall mean the following specialized equipment to be supplied by Iroko at Iroko’s cost and expense: [***]

Facility Modifications	Estimated Completion Dates

Demolition/Trench Cuffing	7-Feb-12

Above Ground MEP Rough-in Work	24-Feb-12

Walls/Doors/Floors/Paint/Fire Protection	16-Mar-l2

Final Punch List Items	6-Apr-12

Facility Validations	20-Apr-12

Change Controls/Final Quality Approval	27-Apr-12

[***]

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Execution Version

Cost Estimates

Facility Modifications for Specialty Equipment Fit Out
Construction	Estimated Costs

Purdum Company for labor costs far construction	$[***]
Passivation of purified water system
Hagard company for equipment moving
Siemens monitoring
Other miscellaneous construction

Project Support

Warehouse mapping	$[***]
Insite facility/utility validation
Micro support
Maintenance support
Pro Pharma validation plan
Other miscellaneous project support

Environmental Health & Safety

Flex Containment	$[***]
Surrogate Sampling
Grounding and Electrical Adds
Dust Containment
Signage
Other miscellaneous Environmental Health & Safety

Estimated Total Facility Modifications for Specialty Equipment Fit Out	$[***]

[***]

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EXECUTION VERSION

SEPTEMBER 14, 2012

Binding Term Sheet for Submicron-formulated Pharmaceutical Products

Exclusive Commercial Manufacturing Agreement

Iroko Pharmaceuticals, LLC

Summary	This term sheet (“Term Sheet”) is a binding agreement between Iroko Pharmaceuticals, LLC (“Client” or “Iroko”) and Catalent CTS, Inc. (“Catalent”) regarding a commercial supply arrangement for the Product (as defined below). It is the expressed intent of the parties hereto that this Term Sheet be a binding agreement and the parties expressly state that this Term Sheet contains all material terms of the Agreement between the parties for commercial supply of the Product.

Product	“Product” means certain formulations of specified submicron-formulated pharmaceutical products that contains Client’s active pharmaceutical ingredient(s) (“API”), as agreed by the parties in writing and as more fully described in specifications to be agreed by the parties (the “Specifications”). For purposes of clarity all references to the nano and nano-formulated-technology in prior agreements shall have the same meaning as the term submicron-formulated used in this Term Sheet to describe the Product. A “Unit” of Product is one hard shell capsule.

Supply

Catalent shall be the exclusive manufacturer and supplier of Client’s and Client’s Affiliates submicron-formulated pharmaceutical products that contain the API as set forth above for the first [***] Units for each year of the Agreement until Iroko purchases a cumulative total of [***] Units after which such exclusivity shall expire. Notwithstanding the expiration of exclusivity as set forth in the preceding sentence, Iroko shall still be responsible for the minimum purchase requirements throughout the term of the Agreement as set forth in this Term Sheet. In addition, Catalent shall have a right of first refusal to manufacture and supply all additional volume during each year of the Agreement. An independent third party auditor will be agreed by both parties to review competing bids and Catalent shall have five (5) business days within which to match the competing bid. Should Catalent decide to match the competing bid, Catalent shall supply the additional volume set forth in the competing bid, provided Catalent has a regulatory compliance and quality record (with respect to the Facility (as defined below)) that is at least comparable to that of the competing bidder. Catalent shall be responsible for the reasonable fees of the independent auditor which shall be agreed by Catalent and such auditor in advance of any such audit.

Catalent will provide:

•       qualification and stability services agreed upon by parties in writing for Product;

•       certain Product maintenance services, as agreed upon by the parties in writing;

•       API testing and Release agreed upon by the parties in writing; and

•       other Product-related services as also may be agreed from time to time.

The costs of the above-referenced services are not included in the commercial Supply Price estimates set forth in this Term Sheet. Services will be provided from Catalent’s Kansas City, MO plant (the “Facility”) unless otherwise agreed by the parties.

In the event that Client does not receive regulatory approval for any of the Products hereunder or fails to launch any of such Products commercially or materially breaches this Term Sheet (and is unable to cure such material breach within [***] days of Catalent’s written

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EXECUTION VERSION

SEPTEMBER 14, 2012

notice to Iroko of the occurrence of such breach and request to cure), then the parties agree that: 1) Client shall reimburse Catalent for [***] (collectively, “Breakage Costs”) as set forth in the Capital Project Agreement dated May 10, 2012 executed by the parties (the “Capital Project Agreement”); 2) Client will pay Catalent [***] and 3) at Catalent’s option, Catalent may sell (but is not required to sell) to Client the Catalent Equipment as that term is defined in the Capital Project Agreement and in such instance where Catalent elects to sell, then Client shall buy the Catalent Equipment. Upon Iroko’s fulfillment of the obligations set forth in 1 through 3 above, Iroko shall be excused from all of its obligations under this Term Sheet and all related agreements. For purpose of clarity, Iroko’s obligation to pay the Breakage Costs in this Term Sheet and the Capital Project Agreement shall be terminated, become void and of no effect upon Iroko’s launch of any of the Product.

Materials

Client will provide API and other Client supplied materials to Catalent free of charge, together with certificates of analyses and safe handling information. Catalent will perform ID testing on all incoming API unless otherwise agreed to by the Parties and the commercial pricing will be revised based on the agreed testing and confirmation of API lot size. Client retains title to API and Client supplied materials, however, the risk of loss shall pass to Catalent upon delivery to Catalent-designated facility/location subject to the limitations on liability set forth in this Term Sheet. Client is responsible for Product defects due to API and materials supplied by Client, except where such defect is caused by the gross negligence or willful misconduct of Catalent or its contractors while the Product is in the possession of Catalent or its contractors. Catalent will obtain all other raw materials consistent with Client’s forecasts. Client will bear cost of obsolescence of materials due to change in Specifications, insufficient orders based on forecast, and termination of the Agreement.

Catalent shall maintain at least [***] of inventory of materials to meet Client’s Firm Commitment.

Artwork & Packaging	Client will provide and be responsible for content of all artwork, advertising and packaging information, including approvals of same, if applicable.

Forecasting & Ordering

Client shall provide a written 12 month rolling forecast of the quantities of Product that Client intends to order from Catalent during such period (“Rolling Forecast”).

The first [***] of Rolling Forecast is a binding order for the quantities of Product specified therein (“Firm Commitment”) and the following [***] of the Rolling Forecast shall be non-binding, good faith estimates excluding the Launch period prior to the approval of the Product which shall be mutually agreed by the parties.

Minimum Purchase Requirement	Client must order and purchase a minimum of [***] Units in year one and a minimum of [***] Units in year two (2), and [***] Units in each of years three (3), four (4) and five (5) of the Agreement. [***]

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EXECUTION VERSION

SEPTEMBER 14, 2012

In no event shall Client order and purchase less than [***] Units of Product in any one contract quarter during year one of the Agreement and not less than [***] Units per contract quarter in years two through five of the Agreement. [***]

“Year” shall be defined under the Agreement as successive twelve calendar months, with first “year” starting from [***].

Inspection

Client will have access to the portion of the Facility where Catalent processes the Product, upon two weeks prior written notice and at reasonable times during regular business hours. Such access shall be for the purpose of inspecting and verifying that Catalent is processing Product in accordance with applicable Specifications and cGMPs.

Iroko shall have immediate access to the Facility in case of “for cause” inspection.

Testing and Rejection	After manufacture of Product, Catalent will deliver certificates of analysis to Client. Client will be responsible for final release of Product (including testing), at its cost. Client must notify Catalent of any rejection of Product within 30 days after receipt of shipment. Catalent shall be responsible for Product that does not meet warranty at the time of tender of delivery due solely to Catalent’s negligence, willful misconduct, or breach of this Agreement. Catalent shall not be responsible for Product that does not meet warranty at the time of tender of delivery due to defective API or other materials supplied by Client. If the parties disagree as to whether Product is defective or the reason for non-conformity, and cannot resolve their differences within 30 days after Client notifies Catalent of rejection, the parties will submit the matter to a mutually acceptable independent third party laboratory to test Product and its components. The findings of such laboratory will be binding, and the losing party bears costs.

Non-Conforming Product	If Product is defective due solely to Catalent’s negligence, willful misconduct or breach of this Agreement, Catalent will replace the Product at Catalent’s cost or credit Client for payments made for such Product, subject to the limitation of liability.

Delivery	Catalent will segregate and store Product at the Facility until tender of delivery. Delivery is ExWorks (Incoterms 2010) the Facility. If Client does not take delivery on the scheduled date, Catalent will store the Product at no additional charge for 15 days. Thereafter Catalent will charge an administrative fee to continue to store the Product.

Pricing

Product pricing assumes standard manufacturing and storage processes for Diclofenac and Indomethacin.

Product pricing will be subject to annual adjustments on [***] days written notice from Catalent. Such pricing adjustments shall be effective January 1 of each calendar year during the term of this Agreement, and pricing adjustments shall be [***].

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EXECUTION VERSION

SEPTEMBER 14, 2012

Assuming [***] estimated pricing shall be:

1)      Supply Price per Unit: Low dose = [***] per Unit for the first 300 million Units of the Products; High dose = [***] per Unit for the first 300 million Units of the Products.

2)      [***] After the first [***] Units are purchased, the price per Unit above will be reduced by [***] per Unit of the then current Supply Price [***]

3)      For the five year term of the Agreement and in addition to the [***] set forth in 2) immediately above, Iroko is entitled to the [***] as set forth below:

        [***]

This is meant to be a cumulative count not annual and is to share our efficiencies as we gain experience with the manufacturing. Also, the cost will continue to have the annual [***] adjustment as described above.

Final pricing shall be agreed by the parties in writing within [***] Any variation from the estimated prices set forth in this Term Sheet will be supported with quantified analysis in writing.

Iroko Specialty Equipment	Iroko shall be responsible for all maintenance, repairs, and normal wear and tear of such Iroko Equipment (as defined under the Capital Project Agreement) unless Catalent is grossly negligent in its use of such equipment resulting in required equipment repairs.

Payment Terms	Payments to be made in USD, net 30 days. Unpaid amounts accrue interest at [***] per month. Client will be responsible for taxes and duties on API and Product. Invoice issues upon tender of delivery.

Changes to Specifications	Specifications may be changed only upon written agreement of the parties. Both parties must use commercially reasonable, good faith efforts to agree to such changes, including any implementation costs, which Client will bear.

Records	Catalent will maintain books and records as required by Applicable Laws and Catalent standard operating procedure. Catalent will keep such records for 2 years from relevant Product expiration date or such longer period as required by law.

Regulatory Compliance	Client will be responsible for obtaining and maintaining all Product-related regulatory approvals. Catalent will be responsible for obtaining and maintaining all approvals for the Facility in the jurisdiction where Catalent manufactures or packages the Product. Catalent will assist Client in regulatory matters (beyond covered Product maintenance services) as

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SEPTEMBER 14, 2012

requested, at Client’s cost. Catalent will notify Client of any regulatory inspections and provide a copy of any reports (redacted of any other customer or third party confidential information) that relate directly to or mention the Products.

Recall	If a Regulatory Authority orders or requires the recall of any Product supplied hereunder or if either Catalent or Client believes a recall, field alert, Product withdrawal or field correction (“Recall”) may be necessary with respect to any Product supplied under this Agreement, the party receiving the notice from the Regulatory Authority or that holds such belief shall promptly notify the other party in writing. With respect to any Recall, Catalent shall provide all necessary cooperation and assistance to Client. Client shall provide Catalent with an advance copy of any proposed submission to a Regulatory Authority in respect of any Recall, and shall consider in good faith any comments from Catalent. The cost of any Recall shall be borne by Client, and Client shall reimburse Catalent for expenses incurred in connection with any Recall, in each case unless such Recall is caused solely by Catalent’s breach of its manufacturing obligations under this Agreement or Catalent’s violation of Applicable Laws or the negligence or willful misconduct of Catalent or its contractor, then such cost shall be borne by Catalent, For purposes hereof, such Catalent cost shall be limited to reasonable, actual and documented administrative costs incurred by Client for such Recall and if applicable, replacement of the Product subject to Recall both in accordance with the Non-Conforming Product Section. “Applicable Laws” means all laws, ordinances, rules and regulations within the Territory of the United States applicable to the mixing, encapsulation, producing and/or packaging of the Product or any aspect thereof and the obligations of Catalent or Client, as the context requires under the Agreement, including, without limitation, (A) all applicable federal, state and local laws and regulations of the United States; (B) the U.S. Federal Food, Drug and Cosmetic Act, and (C) cGMP or Good Laboratory Practices (“GLPs”) promulgated by the Regulatory Authorities, as amended from time to time, as applicable to the manufacture of the Product; provided that cGMP shall not constitute Applicable Laws except to the extent expressly stated in the Agreement.

Quality	The parties will enter into a Quality Agreement on Catalent’s standard form within 6 months after executing the Agreement, but in any event prior to commencing manufacture of Product.

Confidentiality	Confidentiality provisions to be consistent with confidentiality provisions contained in the Master Services Agreement dated September 10, 2010 between Iroko and Catalent CTS Inc. (f/k/a Aptuit, Inc.) (the “MSA”). The Patent and Confidential Information License Agreement between iCeutica Inc. and iCeutica Pty Ltd. (together, iCeutica) and Catalent CTS Inc. (f/k/a Aptuit Inc.) dated March 20, 2010 (as may be amended) (“iCeutica Agreement”) shall govern and control all matters regarding or related to confidentiality in this Term Sheet and the Agreement.

Intellectual Property	IP provisions to be consistent with the IP provisions contained in the MSA. The iCeutica Agreement shall govern and control all matters regarding intellectual property rights in this Term Sheet and the Agreement. Catalent shall comply with all iCeutica/Iroko policy and procedures agreed by the Parties regarding the safeguarding of iCeutica Confidential Information, including but not limited to iCeutica’s trade secret and Know-How, as those terms are defined in the iCeutica Agreement.

EXECUTION VERSION

SEPTEMBER 14, 2012

Representations and	Catalent represents that:
Warranties

•     at the time of delivery, Product will have been manufactured in accordance with laws (including cGMP) and the Specifications, and will not be adulterated, misbranded or mislabeled; excluding any defects attributable to API or other materials supplied by Client (including artwork, advertising and labeling).

•     As of the Effective Date hereof and through the term of the Agreement, Catalent holds, and shall continue to hold, all licenses and permits of regulatory authorities necessary for Catalent to perform the manufacturing and supply of the Products in the jurisdiction where Catalent manufactures or packages the Product as contemplated in this Term Sheet and the Agreement.

Client represents that:

•     API and other materials supplied by Client will have been manufactured in accordance with laws (including cGMP) and applicable specifications, and will not be adulterated, misbranded or mislabeled by Client; all artwork provided complies with laws;

•     Client has provided all relevant safety materials for Product and API;

•     Client will hold, use and dispose of the Product in accordance with laws and otherwise comply with laws in connection with its performance under the Agreement; and will not release any Product if the certificates of analysis indicate that it does not comply with Specifications, and will use reasonable efforts to ensure that the Product is safe and effective; and

•     Client has all necessary authority to use and permit Catalent to use intellectual property relating to the Product; and the work to be performed by Catalent does not violate or infringe any intellectual property of others.

•     Client has all necessary license, permits, and registrations to transport API to Catalent’s facility.

The warranties and representations contained in the Agreement shall be the sole warranties and representations of the parties and exclude any other express or implied warranties or representations.

Indemnification

Catalent will indemnify, defend, and hold harmless Client and certain related parties against losses in connection with any third party action arising out of:

•     any breach of its representations, warranties or obligations under the Agreement; or

•     any negligence or willful misconduct by Catalent;

except to the extent that any of the foregoing arises out of or results from any Client or related party negligence, willful misconduct or breach of the Agreement.

Client will indemnify, defend, and hold harmless Catalent and certain related parties against losses in connection with any third party action arising out of:

•     any breach of its representations, warranties or obligations under the Agreement;

•     any manufacture, packaging, sale, promotion, distribution or use of or exposure to Product, API or any other materials supplied by Client;

•     Client’s exercise of control over manufacture, to the extent that Client’s written instructions or directions violate law;

•     the conduct of any clinical trials utilizing Product or API;

•     any actual or alleged infringement of intellectual property provided by Client; or

•     any negligence or willful misconduct by Client;

except to the extent that any of the foregoing arises out of or results from any Catalent or related party negligence, willful misconduct or breach of the Agreement. Procedures shall be detailed in the Agreement.

EXECUTION VERSION

SEPTEMBER 14, 2012

Limitation of Liability

A.      Catalent’s liability under the Agreement for lost, damaged or destroyed API or other materials supplied by Client, whether or not incorporated into Product shall not exceed the lesser of the actual replacement cost of such API or other Client-supplied materials giving rise to the claim (including transportation cost and taxes paid by Iroko) or [***] per batch, except where the loss directly results from the gross negligence or willful misconduct of Catalent.

B.      Notwithstanding the above, Catalent’s total liability per year for lost, damaged or destroyed API or other materials supplied by Client, whether or not incorporated into Product shall not exceed [***] except where losses directly result from the gross negligence or willful misconduct of Catalent.

C.      Except for third party claims arising from death or bodily injury caused by Catalent’s negligence or willful misconduct or third party claims arising from Catalent’s gross negligence or willful misconduct, Catalent’s total liability under the Agreement is limited to total fees paid by Client for the batch giving rise to the claim.

D.      Neither party will be liable for indirect, incidental, special or consequential damages.

Insurance	Each party shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following: (A) Commercial General Liability Insurance with a per-occurrence limit of not less than $1,000,000; (B) Products and Completed Operations Liability Insurance with a per-occurrence limit of not less than $10,000,000; (C) Workers’ Compensation Insurance with statutory limits and Employers Liability Insurance with limits of not less than $1,000,000 per accident; and (D) All Risk Property Insurance, including transit coverage, in an amount equal to the full replacement value of its property while in, or in transit to, a Catalent facility as required under this Agreement. Each party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP net worth is greater than $100 million or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than $75 million. Each required insurance policy, other than self-insurance, shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII. If any of the required policies of insurance are written on a claims made basis, such policies shall be maintained throughout the Term and for a period of at least 3 years thereafter. Each party shall obtain a waiver of subrogation clause from its property insurance carriers in favor of the other party. Each party shall be named as an additional insured within the other party’s products liability insurance policies; provided, that such additional insured status will apply solely to the extent of the insured party’s indemnity obligations under this Agreement. Such waivers of subrogation and additional insured status obligations will operate the same whether insurance is carried through third parties or self-insured. Upon the other party’s written request from time to time, each party shall promptly furnish to the other party a certificate of insurance or other evidence of the required insurance.

***	Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

SEPTEMBER 14, 2012

Term and Termination

The Term of the Agreement will be for 5 years, with automatic 2 year renewal terms unless terminated earlier in accordance with the terms below. Either party may terminate after 60 days for the uncured breach of a material term (10 days for payment breach), or 30 days of undismissed bankruptcy of the other party. Either party may terminate the Agreement for any reason upon twenty-four (24) months prior written notice to the other party, provided, that in the event that Iroko terminates the Agreement, Iroko shall remain liable for the minimum purchase requirements under this Term Sheet. Upon termination, Client shall pay Catalent for all invoiced amounts, plus inventory and WIP and non-cancelable commitments made consistent with Client’s forecasts. Catalent shall promptly return to Client, at Client’s expense and at Client’s direction, any remaining inventory of Product, API or other Client-supplied materials; provided, that Catalent shall have no obligation to so return such items until all outstanding invoices sent by Catalent to Client have been paid in full.

This Term Sheet shall remain in full force and effect until the execution of the Agreement. This Term Sheet may only be terminated in the event of a material breach by the other party and only after providing the breaching party with written notice of such breach and an opportunity to cure such breach within 30 additional days following written notice of such breach.

Capital Project Agreement	Notwithstanding anything to the contrary herein, the parties agree that the terms of the Capital Project Agreement between the parties shall remain valid and in full effect. To the extent there is a conflict between any provision of the Capital Project Agreement and the Term Sheet, the Term Sheet shall control.

Force Majeure	Neither party will be liable for performance defaults caused by events beyond the defaulting party’s reasonable control. Events constituting “force majeure” shall include but are not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components, or compliance with any order or regulation of any government entity acting within color of law.

Governing Law	Commonwealth of Pennsylvania law, excluding conflicts of laws provisions. UN Convention on Contracts for the International Sale of Goods is disclaimed.

Dispute Resolution	Disputes that cannot be resolved between the parties will be submitted to binding arbitration to be held in English, in New York, New York, pursuant to the rules of CPr. The prevailing party will be entitled to recover its reasonable attorney’s fees and costs.

Assignment	Neither party may assign the Agreement without the prior written consent of the other party, except that either party may, without the other party’s consent, assign the Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company or the assigning company’s business unit responsible for performance of the Agreement.

Miscellaneous	The Agreement will contain such other terms and conditions as are customary for agreements of this nature.

EXECUTION VERSION

SEPTEMBER 14, 2012

Attachments to	• Stability Services
Commercial Supply Agreement	• API Specifications • Product Specifications • Packaging Specifications • Pricing, Minimum Requirement and Additional Fees (if agreed) • Form of Quality Agreement • Capital Project Agreement

IN WITNESS WHEREOF this Term Sheet has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

Catalent CTS, Inc. (f/k/a Aptuit Inc.)		Iroko Pharmaceuticals, LLC

Signature:		Signature:

Name:	Scott Houlton	Name:	Fred Krieger

Title:	President	Title:	CFO

Date:	20-Sep-2012	Date:	9/19/12